Exhibit 99
FOR IMMEDIATE RELEASE

Home Properties Adds Director

ROCHESTER, N.Y., November 1, 2010 – Home Properties (NYSE:HME) today announced the appointment of a new director, Thomas P. Lydon, Jr., effective January 1, 2011.  Since 2003, Lydon has been President of The City Investment Fund, L.P., a $770 million real estate opportunity fund.  With this additional independent director, the total number of board members will be twelve.

Lydon, age 62, was President and Chief Executive Officer of SSR Realty Advisors Inc., a real estate investment management subsidiary of Met Life, from 1995 to 2003.  Previously, he held senior level positions in real estate investment and management companies as well as in mortgage banking and commercial real estate lending.

Lydon is on the Board of Directors of Settlement Housing Fund, Inc.  He received his Bachelor of Business Administration with a major in real estate from Syracuse University.

“Tom’s diversified management and real estate experience will be a tremendous asset to Home Properties’ board,” said Norman Leenhouts, Co-Chair of Home Properties’ Board of Directors.  “The Company will benefit greatly from Tom’s broad background and financial expertise.”

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast and Mid-Atlantic markets.  Currently, Home Properties owns 115 communities containing 38,630 apartment units.  For more information, visit Home Properties’ website at homeproperties.com.

For further information:

Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237

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850 Clinton Square/Rochester, New York  14604/(585) 546-4900/FAX (585) 546-5433
www.homeproperties.com